EXHIBIT (a)(5)(C)

THE WENDY’S COMPANY ANNOUNCES
PRELIMINARY RESULTS OF
TENDER OFFER
DUBLIN, Ohio (July 1, 2015)—The Wendy’s Company (NASDAQ: WEN) announced today the preliminary results of its modified Dutch auction tender offer, which expired at the end of the day, 12:00 midnight, New York City time, on June 30, 2015.
Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, a total of approximately 66.6 million shares of the Company’s common stock were validly tendered and not validly withdrawn at or below the purchase price of $11.45 per share, including approximately 36.9 million shares that were tendered through notice of guaranteed delivery.
In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, American Stock Transfer & Trust Company, LLC, the Company expects to acquire approximately 55.8 million shares of its common stock at a price of $11.45 per share, for an aggregate cost of approximately $639.0 million, excluding fees and expenses relating to the tender offer. As such, the Company has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 83.74%. The shares expected to be acquired represent approximately 15.3% of the total number of shares of the Company’s common stock issued and outstanding as of June 29, 2015.
As previously announced, the Company has agreed, following the completion of the tender offer, to purchase from Nelson Peltz, Peter W. May and Edward P. Garden (who are members of the Company’s Board of Directors), investment funds managed by Trian Fund Management, L.P. (an investment fund controlled by Messrs. Peltz, May and Garden) and certain of their affiliates (collectively, the “Trian Group”) a pro rata amount of its shares (based on the number of shares the Company purchases in the tender offer) at the same price received by stockholders who participate in the tender offer (the “Trian Purchase”). Based on the approximately 55.8 million shares the Company expects to acquire in the tender offer, the Company expects to purchase approximately 18.4 million shares from the Trian Group pursuant to a purchase agreement among the Company and the Trian Group, for an aggregate purchase price of approximately $210.9 million.
The number of shares expected to be purchased in the tender offer and the Trian Purchase and the purchase price per share are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three trading day settlement period. The final number of shares to be purchased in the tender offer, the final purchase price per share and the number of shares expected to be purchased in the Trian Purchase will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter. The closing of the Trian Purchase is subject to customary closing conditions and will not occur until at least 11 business days following the expiration date of the tender offer.
Wells Fargo Securities, LLC is serving as dealer manager for the tender offer. Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Innisfree M&A Incorporated, at: (888) 750-5834 (toll-free), or in writing to: 501 Madison Avenue, 20th Floor, New York, New York 10022.
Forward-Looking Statements
This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements.” In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements.

Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:
(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;
(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;
(3)	the ability to effectively manage the acquisition and disposition of restaurants;
(4)	cost and availability of capital;
(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;
(6)	the financial condition of the Company’s franchisees;
(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;
(8)
conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism, or security breaches of the Company’s computer systems;

(9)	the effects of negative publicity that can occur from increased use of social media;
(10)	the availability of suitable locations and terms for the development of new restaurants;
(11)	risks associated with the Image Activation program;
(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;
(13)	changes in debt, equity and securities markets;
(14)	goodwill and long-lived asset impairments;
(15)	changes in interest rates;

(16)
the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(17)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings;
(18)
risks associated with the Company’s recent securitization financing and recapitalization, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital;

(19)	risks relating to stock repurchase programs approved by the Board of Directors, including the program announced on June 3, 2015 to repurchase up to $1.4 billion in aggregate purchase price of our outstanding common stock through the end of 2016; and
(20)
other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control.  Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact.

The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.
About The Wendy’s Company
The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.
Investor Contacts:
David D. Poplar, Vice President of Investor Relations
(614) 764-3311
david.poplar@wendys.com